Exhibit 99.1

CORPORATE PARTICIPANTS

Quintin Kneen GulfMark Offshore - President & CEO

Jay Mitchell GulfMark Offshore - CFO

David Rosenwasser GulfMark Offshore - COO

CONFERENCE CALL PARTICIPANTS

Jeff Spittel Clarkson Capital Market - Analyst

Greg Lewis Credit Suisse - Analyst

Todd Schull Wunderlich Securities - Analyst

Chris Snyder Sidoti & Company - Analyst

Bill Dezellem Tieton Capital Management - Analyst

George O'Leary Tudor, Pickering, and Holt - Analyst

J.B. Lowe Cowen and Company - Analyst

Mark Brown Citigroup - Analyst

PRESENTATION

Operator

Welcome, everyone, to the GulfMark Offshore third-quarter 2013 earnings conference call. My name is Denise, and I will be your conference specialist for this presentation.

On the call today are Quintin Kneen, President and Chief Executive Officer; Jay Mitchell, Chief Financial Officer; and David Rosenwasser, Chief Operating Officer.

(Operator Instructions)

Please note -- this event is being recorded.

This conference call will include comments which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties, and other factors. These risks are more fully disclosed in the Company's filings with the SEC. The forward-looking comments on this conference call should not, therefore, be regarded as representations, and that the projected outcomes can or will be achieved. Thank you.

I will now turn the call over to Mr. Quintin Kneen. Please go ahead, sir.

Quintin Kneen - GulfMark Offshore - President & CEO

Thank you. Greetings, everyone, and welcome to the third-quarter 2013 GulfMark Offshore earnings conference call. The format for today's call will be consistent with the format we established last quarter. I will make some prepared remarks on current market conditions and what we anticipate for the remainder of the year. Then I will hand it over to Jay to go over the quarterly numbers and updated guidance. Next, David will give us an update on operations around the world, and then we will open it up for questions.

We are pleased today to be able to report solid third-quarter results. Each of our three regions performed well. It seems almost a given, but the team in the US Gulf of Mexico drove the Americas region to experience the highest day rate average we have seen since our entry into the Gulf of Mexico in 2008.

Overall revenue in the Americas region was flat on a sequential quarterly basis, as we gave up utilization in return for reinvesting in our Americas fleet via the stretch program. During the third quarter, the two vessels in our stretch program were out of service for a total of 101 days or 5.5 percentage points of utilization. This lowered the potential revenue and profit in the Americas region, but the return on this investment is strong and is easily justified.

During the fourth quarter, we only anticipate about 62 days of out of service related to the stretch program. So, we are anticipating a pickup in utilization in the fourth quarter for the Americas region, and we're also anticipating the continuing steady increase in the average day rate. Our team in the Americas has done a great job keeping the Business firing on all cylinders, while simultaneously keeping things moving under the vessel stretch program and a four-vessel new build program.

In the North Sea, the market remained strong throughout the third quarter, both utilization and average day rate were up on a sequential quarterly basis. As we move into the cold weather season, we will experience the typical Q4, Q1 seasonality. Overall revenue in the fourth quarter is going to be flattish to down. The decrease in utilization and average day rate will be partially offset by the recent new build deliveries. So, we will have more vessels operating in the region, but overall we still anticipate a decrease in revenue next quarter for the North Sea region.

Southeast Asia continues to deliver improving results. We were cautiously optimistic that we could move utilization into the mid-80% range when we discussed the second-quarter results. And the new management team there did a great job during the quarter, and was able to deliver utilization of 88%.

Now, although the average day rate for the quarter broke $15,000 for the first time since 2011, I don't anticipate that the region can push day rate much higher until the area gets a bit further along in working off the oversupply of vessels in that region. As good as the local management team is turning out, moving the average day rate is driven more by supply and demand. But increases in activity in offshore Middle East, offshore East Africa, and the potential demand in Mexico can make this a reality in 2014.

Our new build team in the North Sea has been going flat-out all quarter, with outstanding results. We have now delivered the first 5 of the 11 vessels in our new build program. And not surprisingly, given the market strength in the North Sea, on average those vessels will be providing an initial return on capital nicely above our targeted rate of 15%. Thus far, all of our deliveries have been into the North Sea. So, it was a good, solid quarter for all of our operating regions.

General and administrative expense, which popped up last quarter due to the vesting of stock upon Bruce's retirement, is back to its anticipated quarterly run rate. Dry-dock expense came in lower than anticipated because we deferred some dry-dock. So, our full-year guidance has gone down to reflect that change. Sometimes we are able to lower the cost of dry-docks, but this time it is just a deferral.

Incidentally, 2014 is not looking to be a heavy dry-dock year. We'll give out full 2014 guidance on the Q4 call, as we normally do. But since we are moving some planned 2013 dry-docks, I wanted to give you an indication of what to expect for next year. During 2014, we currently anticipate dry-dock expense to be approximately $25 million, and we will firm that up for you on the fourth-quarter call.

We came closer to our direct operating cost guidance than we have in a while, which reflects a bit more predictability in labor prices. I am encouraged by that, but the supply and demand for mariner labor continues to be something that we watch carefully around the world. We worked hard during the quarter to stabilize the working capital investment, and the team did a great job. As the business ramps up, we always see a jump in our working capital investment, but we managed to get the balance of accounts receivable down while revenue continued its nice upward trend. So, kudos to the team for that effort and those solid results.

The new build program is on track. As I mentioned previously, we have delivered 5 of the 11 vessels in the program. The US vessels are running late. We have no concern over total cost or ultimate delivery. But the US yards are struggling, and our first two boats are running about a quarter behind. This is, of course, disappointing, from a lost profit perspective. The next deliveries for us will be in the first quarter, when we anticipate three more deliveries.

So, again, we have a lot of good things to communicate to you on the call today. We hit closer to the midpoint of our revenue guidance, although admittedly still on the high side. But we are striving to give you reliable revenue guidance that is neither too conservative nor too optimistic. When we update our guidance, which, of course, we do every quarter, we set it with the intention that we are most likely to hit the middle of the range. We tightened our revenue guidance to be on the low end of the previous range, not because of market factors, but due to the sale of the vessels in Q3 and the later-than-anticipated delivery of vessels in our new build program.

With that, I will turn the call over to Jay to go over the numbers and revised guidance.

Jay Mitchell - GulfMark Offshore - CFO

Thank you very much, Quintin. As we just went through, our results do reflect the strength in all regions. And the earnings, as you saw in the press release, were $1 per diluted share, which excludes the $0.23 of gain related to the sale of the three PSVs. Quarterly revenue sequentially increased 9% to $121.8 million, with overall utilization improving to 90%.

Within that number, the Americas remained steady at $52 million, where higher day rates, as Quintin mentioned, offset lower utilization caused by the St. Louis and Toulouse being out of service for the stretch program. In Q4, the Americas will have fewer vessel days available as a result of selling the Highland Warrior out of Brazil, but we expect higher day rates and utilization to offset that. In fact, the revenues should move up slightly in Q4 for the Americas region.

In Southeast Asia, revenues increased during the quarter to $18.8 million, which is up 13%, or $2.1 million. Utilization actually improved quite a bit, 8 percentage points to 88%. In fact, utilization today in Southeast Asia is actually above that 88% rate range for our vessels, and we do expect Southeast Asia again to slightly increase in Q4.

The North Sea revenues increased substantially, 20% to $51.1 million. This is a nice improvement, and includes benefits from the new builds, which worked a total of 116 days during the quarter.

As we go forward, in the North Sea, we will be up against the normal seasonality that Quintin mentioned. The fourth and first quarters in the North Sea always experience a slowdown in OSV/PSV activities, as operators decrease inspection, repairs and maintenance, as well as pipe haul and other activities during the Winter months when the weather is less predictable. As a result, we anticipate lower revenues in this region during the fourth quarter despite having more vessels available in that area. Again, this is normal, and should not affect our long-term results.

Take all this together, and as Quintin mentioned, we are tightening our previous revenue guidance to within its original range towards the lower end, and we now anticipate revenues for the fourth quarter will be between $120 million and $125 million. And as Quintin mentioned, if we had to pick a point, we would pick the point in the middle.

On a consolidated basis, our direct operating expenses were $55.2 million, which is an increase of $1.9 million, or 4%. The increase was mainly due to wage increases in the Americas that took effect at the end of Q2. We also had slightly lower repairs and maintenance due to slightly higher-than-normal cost in the second quarter. We still anticipate the direct operating expenses will be approximately $56 million in the fourth quarter, and this increase comes from additional vessels, but we do not see any wage increases coming through in Q4.

Dry-dock expense, which Quintin mentioned, was $2.4 million in Q3. Again, this was slightly lower than anticipated due to some dry-docking being delayed into next year. We expect Q4 dry-dock will be about $2.8 million, which will bring the full-year number to approximately $23 million.

G&A, again, back down at $13.5 million; we still anticipate that will be the number as we go forward.

On the tax side, the tax provision for the quarter was 7%. And here we benefited from higher profitability in our lower-tax operating regions. Going forward we still anticipate this range, which is highly dependent on a number of factors, including where the profits come from. But we do anticipate that will be somewhere in the low- to mid-teens.

Quintin mentioned the DSO and working capital. DSO decreased 14 days during the quarter, which allowed us to increase -- or decrease our accounts receivable by $7.8 million, or 7%, while we increased revenues by almost 10%. The improvement really primarily relates to the North Sea, where the DSO decreased to 87 days. Looking forward, we still anticipate we can get continued measured improvements out of this area over the next year, albeit it could be somewhat lumpy as we go forward. But we do see there is additional benefit that we can get out of that.

On the cash front, we generated $45.6 million of cash from operations during the quarter. CapEx for the quarter was $87.2 million. Cash on hand at the end of the quarter was $38.2 million. And now as we go forward, we still anticipate having sufficient cash to fund our CapEx and dividend programs in the near term.

Speaking of CapEx, CapEx for the remainder of the year will be approximately $33 million, which will bring us to $216 million for the full year. Dividends paid for the quarter were $6.6 million, and, as we have previously discussed, we expect this dividend will continue as we go forward indefinitely -- no plans to change anything.

As Quintin mentioned, we had seven new builds under construction at the end of Q3, and we have taken delivery of another new build vessel since the end of the quarter. That leaves six vessels currently under construction. The total cost of the five vessels delivered to date is approximately $203 million.

Now, we also talked a little bit about the vessels that we've sold. So, in addition to adding vessels, we have disposed of some older ones. We sold three older PSVs during the third quarter. The first vessel we sold was a 1979-built PSV in the North Sea, and we sold that for a loss of $1.3 million; that is the Champion. The second vessel was the 1992-built Pride, in the North Sea again; that was for a gain of $7.4 million. And the third vessel we sold was a 1981 vessel, the Warrior in Brazil, which we sold for a loss of about $100,000. That brings us to a net gain on the sale of the assets of $6 million for the quarter.

We actually believe that these vessels would not have met our customer standards through the next cycle, so we decided to exit them now when we had an opportunity to do so at an adequate price. During the quarter, these vessels were slightly below breakeven in aggregate, so we could say that the highgrading is already paying off. But realistically, we had some special situations and downtime during the quarter, while we were actually going through the vessel sales.

We do lose some revenues and earnings from these vessels as we go forward. In a normalized period, we believe that these vessels would have contributed about $3.5 million to $4 million per quarter in revenue, and just over $1 million in operating income. At that pace, it would have taken about two years to make up the after-tax difference on the gain that we received from the vessels right now. We believe that after two years, frankly, the vessels would be worth quite a bit less. So, we do think this was a good deal for us.

With that, I'm going to turn the call over to David, who has comments on operations.

David Rosenwasser - GulfMark Offshore - COO

Thank you, Jay. As we expected, the third quarter showed continued strength and demand in the North Sea and the Americas regions, both performing very well. However, Southeast Asia outperformed our expectations with average utilization increasing more than 8 percentage points quarter over quarter, with utilization moving into the 90%s at times. Overall, it was a very good quarter in all our regions around the globe, as we continue to see developing term opportunities match up with our new generation new build deliveries.

Activity levels in the North Sea remain strong. The spot markets continued momentum helped push up day rates and utilizations higher in the quarter. Momentum that was created by Statoil's multiple vessel charter in the first half of the year was added to by Petrobras's taking three vessels and Shell International a further three from the North Sea spot fleet. This compounded the natural increase in demand for the Spring/Summer construction support vessel charters. A handful of vessels delivered to the term -- a handful of vessels delivered term charters in Q2 as a result. Spot rates increased and the available fleet contracted.

With the spot fleet numbering less than 30 uncommitted vessels, and a further three large PSVs headed overseas, we witnessed higher rates and utilization in Q3. The supply of available PSVs increased as the Summer construction season wound down, and a few new deliveries arrived. But we continue to see steady North Sea medium-term tendering activity, as well as a small number of longer-term opportunities. Statoil's activity has remained high, so they have not released any of their earlier charter tonnage.

Our seven-vessel new construction program in the North Sea has started to generate income. Four of our new generation large PSVs -- the Defender, Chieftain, Guardian and Pomor -- have now delivered. Two moved straight onto term charters, and we're working at the spot market with the other two. This past week we also delivered another medium-class PSV, the Highland Knight, with the last two North Sea new builds expected to deliver in the first quarter of 2014.

Just as importantly, with the delivery of these new builds, we continue to take the opportunity to dispose of our older tonnage, as Jay mentioned, selling both the Highland Champion and the Highland Pride in August. As we mentioned, Southeast Asia continued its 2013 comeback, ending better than we expected for Q3 with average utilization moving from the high-70%s into the high-80%s. At certain times during the quarter, because we experienced no dry-dock days, utilization actually moved into the 90%s. Although 2013 has seen a large number of offshore vessels deliver into the market, day rates have held firm, but limited somewhat the ability to push rates upward.

Within the region, there are several markets, each with their own drivers, although there are common themes throughout. Most of our shallow-water markets in Southeast Asia can be considered mature, with the possible exception of Myanmar. All production in these areas has been stagnating, and in some cases declining, giving governments the motivation to incentivize operators to increase production. At this point, there is no reason to assume that the situation will change within the next year or so. We expect that these markets will continue with similar levels of demand as those experienced thus far this year. And with expected benefit from this going forward by better positioning in cabotage-limited areas, as well as developing markets like Myanmar.

Lastly, the Americas, even with average utilization down quarter over quarter, primarily the result of the two to three vessels being out of service for enhancements, it was our strongest performing region. During the quarter, we delivered the first of our four 260-class stretch vessels from directly onto contract at an increased rate. She's been performing well, and we are very pleased with the final results. This program continues to progress nicely as the second vessel, which too has already been contracted, is expected to deliver next month. The market in US Gulf remains tight, with limited availability of [DP2] tonnage. We are seeing full utilization in the US through the quarter, as vessels coming off contract are immediately rolling onto others at improved rates.

The US Gulf is not the only market in the Americas that has seen improvement, however. We have seen improvement in Trinidad, Mexico, and to some extent even Brazil. We mobilized a PSV out of the US Gulf to Trinidad during the quarter to cover a client need. We extended yet another US flag PSV in Trinidad through the end of 2013 that was due to return to the US in the middle of Summer. And lastly, we brought forward a dry-dock of an FSV into the quarter to modify her to go onto a term contract in Mexico, which started at the beginning of Q4.

Brazil has seen a recent pickup in activity and continues to be a term market for us. Although costs are still high, we have seen some operational improvements in the area during the quarter, and expect to continue to see those going forward. Finally, like the North Sea, we took the opportunity during the quarter to sell one of our oldest PSVs, the Highland Warrior, to a purchaser in Brazil.

On the US new Gulf front, the first of our two 280-class PSVs, the Polaris, is still under construction, and has seen some recent delays pushing her expected delivery back into the end of the first quarter. The remaining three new builds, a 280-class and two 300-class PSVs being built at two different shipyards in the US, are also continuing to take shape, but with some expected delivery delays. These may push the deliveries back somewhat into the second and fourth quarters of 2014, and the second quarter -- both vessels back into the fourth quarter of 2014, and the second vessel into 2015, respectively. So, as you can see, the third quarter reflected an upward momentum we are seeing around the world, and as we look forward, although we are entering our historically slower quarters in the North Sea and in Southeast Asia, we continue to see developing opportunities in all three of our worldwide operating regions.

Quintin Kneen - GulfMark Offshore - President & CEO

Thank you, David. So, hopefully you get from our commentary today a sense for our continued optimism and our confidence in the Business. We continue to look for ways to position the Company that will maximize long-term value. Frequently that comes in the form of acquisitions and new builds, but this quarter it also came in the form of divestitures. We sold some older vessels this quarter, and we will continue to look at ways to enhance our overall fleet mix and profile through both acquisitions and divestitures. Divestitures decrease near-term earnings, but more importantly, it increases the long-term return on capital.

And with that, I will open it up for questions.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Jeff Spittel, Clarkson Capital Markets.

Jeff Spittel - Clarkson Capital Market - Analyst

Thank you. Good morning, guys.

Quintin Kneen - GulfMark Offshore - President & CEO

Good morning, Jeff.

Jeff Spittel - Clarkson Capital Market - Analyst

If we could start out -- and first of all job well done this quarter. Congratulations on that. And naturally, we are going to beat you up a little bit on the fourth quarter guidance.

Just so I understand, I guess specifically with regard to the North Sea. Certainly you have got some assets of the going to be a little bit of a headwind with those vessels not contributing. But you've got the deliveries offsetting that. In the last few years we have not seen that much of a degradation in day rates. So I'm assuming that' there's going to be a fairly precipitous falloff in utilization. Maybe not necessarily vis-Ã -vis last year. But will look more like last year than it did, say in 2011?

Quintin Kneen - GulfMark Offshore - President & CEO

I think we will get a little bit of day rate and utilization in the North Sea in the fourth quarter. It's not atypical. It was a strong end to the work season in the North Sea. It has really just been in the last few weeks that we've seen vessels come on to the spot market. But we have seen a noticeable change in the day rates, as well. I think we'll give up a couple points in days in utilization and you may see $1,500 to $1,750 less a day in day rates.

Jeff Spittel - Clarkson Capital Market - Analyst

Okay, but nothing that sounds like it won't snap back eventually once you get out of the first quarter next year?

Quintin Kneen - GulfMark Offshore - President & CEO

Not at all. In fact I'm actually encouraged by the level of activity that we are seeing building in the first quarter. This is just the typical Q4, Q1 seasonality.

Jeff Spittel - Clarkson Capital Market - Analyst

Okay, that's encouraging. And, I guess, bigger picture as we think about Southeast Asia, what do you think needs to happen to get back to those prior peak rates of utilization? And it sounds like, obviously, there's a still a vessel overhang and we need some of the demand drivers from the other markets to kick in to alleviate the overhang to get rates to move up. But can you continue to bump that utilization up, maybe into the low 90%s, as we proceed over the next several quarters?

Quintin Kneen - GulfMark Offshore - President & CEO

Well, I certainly hope so. It is a region that suffers from oversupply. But the increasing activity in offshore Middle East, as well as the increasing rhetoric of increasing activity in Mexico, I find very encouraging. I think that we can keep the day rates in the high 80%s -- I'm sorry, utilization in the high 80%s and then day rates I'd like to keep them over $15,000, but just given what we see in that area it may be later in 2014 before we really get any day rate traction.

Jeff Spittel - Clarkson Capital Market - Analyst

Okay. Appreciate it, guys. Nice quarter.

Quintin Kneen - GulfMark Offshore - President & CEO

Thanks.

Operator

Greg Lewis, Credit Suisse

Greg Lewis - Credit Suisse - Analyst

Yes. Thank you and good morning.

Quintin Kneen - GulfMark Offshore - President & CEO

Good morning.

Greg Lewis - Credit Suisse - Analyst

Quintin could you talk a little bit more about the delays in the US vessels under construction? I guess, my question is, is this something that is a specific to GulfMark? Is this what we're seeing at other yards as well, simply given the pickup in construction programs at shipyards? And when we think about this, is this something that probably impacts the timing of deliveries in 2014 and 2015? Or do think it is something where the yards can get ahead of that and start getting vessels out on time?

Quintin Kneen - GulfMark Offshore - President & CEO

This is something that is happening to many shipyards in the US. Certainly we are more familiar with the GulfMark situations than we are with other vessel builds going on. But we are having trouble finding good solid mariner labor. They're having excruciating trouble trying to find capable shipyard workers. And it has been the labor element in most of the US shipyards that has driven the delays.

Yes, there are other factors -- delays in drawings and other things that you could argue probably pushed it a couple weeks one way or the other. But it has been the labor shortage in shipyards in the Gulf coast that have been the primary driver. We are certainly feeling it. I think other builders are feeling it too.

On the later deliveries, I do think there's time for it to come back. So I do believe there's enough time in the schedule for the later deliveries in 2015 to be delivered on time.

Greg Lewis - Credit Suisse - Analyst

Okay, great. Thank you. And then, just as we think about the ongoing fleet renewal that is going on, congratulations on selling some boats. It is always difficult to part with assets generating cash flow. But as we set of look down the fleet and look at areas where maybe you can prune some more vessels; is this primarily going to be in the North Sea? Or do we think we could also continue to see more vessels being sold in the Americas and even potentially in Southeast Asia? Or are you done pruning the fleet?

Quintin Kneen - GulfMark Offshore - President & CEO

No, we're not done. There is still probably just over a handful of vessels that I think are good divestiture candidates. Some of them because they're getting older. And some of the because they're non-core.

You may recall in 2012 we sold five of the eight fast supplying crew boats that we had in the US Gulf of Mexico and we have three that remain. Those vessels to me are candidates for divestiture just because they don't really fit the PSV anchor handler profile that dominates our fleet. We have some older vessels in Brazil that need to find another home. And we still have a few older vessels in the North Sea, as well. And probably one or two in Southeast Asia. So, I would say that it is global, as far as our footprint goes as to where we are looking to prune the fleet. But we will continue to do that throughout -- well, if I could get more done in 2013, I would, but certainly 2014 as well.

Greg Lewis - Credit Suisse - Analyst

Okay, perfect. Thanks for the time, guys. Thanks a lot.

Operator

Todd Schull, Wunderlich Securities.

Todd Schull - Wunderlich Securities - Analyst

Good morning, guys.

Quintin Kneen - GulfMark Offshore - President & CEO

Good morning, Todd.

Todd Schull - Wunderlich Securities - Analyst

I am wondering if we could get a little bit more color on the reason for the deferral of your drydocking? Was that basically just a case of those vessels maybe having jobs they could go work that you just decided to keep them working and then push the drydocks? Or was there something else at work there?

Quintin Kneen - GulfMark Offshore - President & CEO

No, that's exactly it. They had good opportunity to go to work -- and these Southeast Asia vessels. We did an underwater inspection that allowed us to delay the drydock. So we went and took advantage of that opportunity and did so.

Todd Schull - Wunderlich Securities - Analyst

Okay. And could you give us -- you gave us a number in terms of cost per drydocking in 2014. Could you give us an estimate on the number of vessels that will be involved in 2014? Or is that too much?

Quintin Kneen - GulfMark Offshore - President & CEO

I don't have that number with us. But we will certainly talk about that on the Q4 call. But don't have that available today.

Todd Schull - Wunderlich Securities - Analyst

Okay. And just a follow-up on Greg's earlier question. We have seen some consolidation going on in the US Gulf of Mexico recently. And you mentioned that you have some assets that you sold this quarter that you weren't sure were going to be -- were going to meet customer needs in the next cycle. Would you classify some of your US Gulf of Mexico assets as also falling into that category? And could those be some vessels that we might expect you to divest moving forward?

Quintin Kneen - GulfMark Offshore - President & CEO

Well I would. The three fast supply crew boats that we have in the US are doing quite well right now. But because we sold five of the other similar vessels, having three of that particular vessel class probably does not make sense for us. But those vessels are going to be strong performers in the Gulf of Mexico. They're not going to be outdated. But for us, it is more of a non-core issue as opposed to an asset degradation or economic viability issue.

Todd Schull - Wunderlich Securities - Analyst

Okay, great. I'll leave it at that. Thanks.

Operator

Chris Snyder, Sidoti and Company.

Chris Snyder - Sidoti & Company - Analyst

Hi. Good morning, guys.

Quintin Kneen - GulfMark Offshore - President & CEO

Good morning, Chris.

Chris Snyder - Sidoti & Company - Analyst

So I guess my first question is about Southeast Asia. I know we were expecting utilization improvement, just due to the management team. But it seems like the utilization improvement at 88% even beat expectations. Is there anything there -- maybe like entering new markets, that was driving that spike? Or did you think you could get to that level this quickly?

Quintin Kneen - GulfMark Offshore - President & CEO

Well, I actually commend the management team there and the chartering team for getting it to that level. I actually think the region wide, utilization in Southeast Asia is maybe just over 80%, probably in the high 70s. So that level of disproportionate versus the overall market is strong indication of a good management team. I think it is harder to push it much higher than that.

The other element that worked in our favor is the fact that we didn't have any drydocks in the quarter. So the vessels were available fully and utilized as much as they could for the entire quarter. When I was talking to Todd earlier we mentioned that we had a couple of dry-docks that we deferred and those were in Southeast Asia.

Chris Snyder - Sidoti & Company - Analyst

Okay, yes. That makes sense. And my second question is about -- it seems like now your new build program is starting to wind down a little bit. I wonder if you guys have given thought to where -- or targeted any areas where you think you would like to deploy the next round of capital? Are there any regions we feel underexposed a little bit?

Quintin Kneen - GulfMark Offshore - President & CEO

Well I think I mentioned this on earlier calls. But one area that I still believe has a lot of potential over the near-term is Southeast Asia. We are starting to see a solid recovery in that region. It is an area of where, from a relative standpoint we're under-allocated from capital. We have 16 boats there, as opposed to averaging 35 to 40 in other areas.

So making additional investments in Southeast Asia could make sense to us. It is our highest through the cycle return region. It is also generally the least volatile region. So I can see some opportunities there making sense. Haven't seen any that I'm compelled to act on. But from where we desire to put capital, I could see Southeast Asia.

Obviously the Gulf of Mexico is very strong and I think will continue to be strong the next couple of years. But my sense is that is already baked into asset prices. So, therefore real opportunities to expand the fleet in the Gulf of Mexico at this point on the secondary market aren't there.

And there could be some opportunities in the North Sea. That is an area that is probably, from the supply and demand standpoint, fundamentals cycle standpoint, between the Gulf of Mexico and Southeast Asia, and I think there are still some pockets of opportunity in the North Sea as well.

Chris Snyder - Sidoti & Company - Analyst

Okay, great. And it seems like the Southeast Asia region -- if you were to deploy capital there most likely be a region where you'd look to find secondhand tonnage?

Quintin Kneen - GulfMark Offshore - President & CEO

Absolutely. Just that I do believe that that area is in the oversupply situation. Building more into that region just doesn't make any sense. Longer-term, it could be a strategy of building efficiently and some of the lower cost yards in that area of the world. But not today.

Chris Snyder - Sidoti & Company - Analyst

All right, great. Thanks for the time, guys.

Operator

Bill Dezellem, Tieton Capital Management.

Bill Dezellem - Tieton Capital Management - Analyst

Thank you. I wanted to discuss your cash from operations relative to your vessel expansion plan. Given that your cash generation was higher, much higher, than in recent quarters, is there any reason we should not expect that to continue? And assuming that it does continue, it seems as though this really limits the need for your credit line and you may be able to fund this nearly or if not entirely out of cash from ops.

Quintin Kneen - GulfMark Offshore - President & CEO

Absolutely. As we go forward, you saw that the CapEx this quarter was more than the actual cash from operations. But you are correct to point out that we would anticipate that the cash flow from operations should be sufficient to fund what we have in our CapEx right now. Credit lines are there, we have adequate liquidity if an opportunity arises and we wanted to do something. But right now we are certainly very comfortable with where we are.

Bill Dezellem - Tieton Capital Management - Analyst

Thank you.

Operator

George O'Leary, Tudor, Pickering, and Holt.

George O'Leary - Tudor, Pickering, and Holt - Analyst

Good morning, guys.

Quintin Kneen - GulfMark Offshore - President & CEO

Good morning, George.

George O'Leary - Tudor, Pickering, and Holt - Analyst

So Southeast Asia utilization -- quite strong on the quarter. A lot has already been said about it. But as I think about the medium-term going forward, given Q4 sounds strong already, but a little bit longer-term than Q4. Should I still be thinking about utilization around 85%, on average? Or is that number biased higher? Can you keep these kind of 85% to 90% utilization levels up?

Quintin Kneen - GulfMark Offshore - President & CEO

As we go forward, we do anticipate that will be biased higher above the 85%. When I say go forward I'm talking about Q4 only. And again, it is that we do not have any dry-docks scheduled for that region in the fourth quarter. So we would expect to see some higher utilization. In fact, as we mentioned, on the call, we today have utilization that is above even 88% range. But somewhere in the high 80s is where we would expect to see that going forward.

And for 2014 I would expect a continued strengthening in that market. Were not giving out guidance for 2014 and that's why Jay phrased it that way. But I would expect continued improvement in the region throughout 2014, as well.

Jay Mitchell - GulfMark Offshore - CFO

Absolutely. In 2014 we will have dry-dock days. So that number cannot go too high. But it should be strong. We would expect it to remain strong for the foreseeable future.

Quintin Kneen - GulfMark Offshore - President & CEO

It is not going to go over 100%. (laughter)

George O'Leary - Tudor, Pickering, and Holt - Analyst

I will take that out of my model. (laughter) So, you highlighted on the last call that the Gulf of Mexico day rate momentum continuing in that $1,000 a day per quarter range. Any reason to see that kind of unwinding or decelerating a bit? I know the market is strong there. But just thinking about if there's any deceleration going forward.

Quintin Kneen - GulfMark Offshore - President & CEO

I definitely expect it to continue to increase in the US Gulf of Mexico. I see the rates for the US Gulf of Mexico -- we don't publish these in the press release. But, they were in north of $2,250 in Q2 and real close to $24,000 in the third quarter. I expect them to increase a little bit, but not the same step up that we saw from Q2 to Q3.

George O'Leary - Tudor, Pickering, and Holt - Analyst

Perfect. Thanks, guys.

Operator

(Operator Instructions)

J.B. Lowe, Cowen and Company.

J.B. Lowe - Cowen and Company - Analyst

Good morning guys. I was just curious to hear what your strategy is going to be in Brazil, going forward. I know there has been some slowdown activity there. But is that still a market that you guys want to be involved in long-term? And what is kind of your near to midterm strategy there?

Quintin Kneen - GulfMark Offshore - President & CEO

Good morning. And I am waiting for the strategy myself. (laughter) No, Brazil is a tough market. But I do believe that long-term, Brazil is going to be a robust vessel market. I'm trying to find ways to make profit in that market. We have long-term contracts in Brazil that go, at this point, about four more years. So we're going to be in Brazil. And our strategy in the near-term is to continue to optimize the results and improve the operations there. And we have seen improvement even over the last six months. But we have a long way to go.

My two low return regions are Brazil and Norway. They're both dominated by one customer, Petrobras or Statoil. And they seem to effectively take advantage of what is a highly fragmented market for the vessel owners in those areas. So I do believe that we will continue to look for profitable strategies in Brazil. But I couldn't tell you what that is going to be today.

J.B. Lowe - Cowen and Company - Analyst

Okay. And then just switching over to Southeast Asia and I know we have kind of been hammering this little bit on the call. But what you guys think would be the next driver of improvement in that area, in terms of the oversupply? Do you think vessels need to be retired? Or do you see vessels moving out of that market to places, like you mentioned like the Middle East or something like that?

Quintin Kneen - GulfMark Offshore - President & CEO

More than likely it's going to be vessels moving out of the market. Oil field assets -- iron assets seem to never die. I don't know why, but they just never seem to get retired. So I'm not betting on retirement. A couple of things that we are seeing though. We are starting to see age restrictions come into that area of the world, stronger than other areas. Just because there are so many variations in the quality of assets.

Operators are using age as a throw down criteria to bifurcate the market, if you will. But I think the best to hope for that region in the world is burning off supply by bringing it into Brazil to some extent. But also Mexico and East Africa and so forth.

J.B. Lowe - Cowen and Company - Analyst

Okay, thanks. That's all I have, guys.

Operator

Mark Brown, Citigroup.

Mark Brown - Citigroup - Analyst

Good morning, guys. I just wanted to ask another question on Southeast Asia. I know that has been a popular topic. But it seems you're term coverage -- your forward contract coverage has been improving, and I just wanted to ask what your thoughts were on how you decide to go for contract or the spot market -- long-term contractor versus short-term contracts in that region. And do you have a preference? Or is it just wherever you can get the best returns?

Quintin Kneen - GulfMark Offshore - President & CEO

Certain markets, particularly the North Sea, this is a big difference between a spot market and the term charter market. That difference is not as big in Southeast Asia. So right now, and those tenders are more likely to come out in the beginning of the year in Southeast Asia than they are throughout the year. So I would anticipate that we will try to increase contract cover in that area.

I do believe that rates, overall, are going to be increasing throughout 2014. So I would not be looking to lock up too much. But putting a base level that's a little bit higher than the current run rate of contract cover on, is generally the strategy.

Mark Brown - Citigroup - Analyst

All right. Thank you. Another question, shifting to the Americas and the Stretch program specifically. How long will that overall program take place? And how many vessels do you have in the current plans for the 260 class? And other are there any other vessels that you have considered for a third Stretch program at some point in the future?

Quintin Kneen - GulfMark Offshore - President & CEO

Well there are no other candidates for third Stretch program. It is really just the two that we have. And the two sets of 10 PSVs are capable for the Stretch ultimately. And we did six of the first set, the 190s, and now we're working on the second set. I would see that happening throughout 2014 and 2015.

Mark Brown - Citigroup - Analyst

All right. Thank you very much.

Quintin Kneen - GulfMark Offshore - President & CEO

Thank you.

Operator

I have no other questions in the queue, so that will conclude today's question and answer session. I would like to turn the conference back over to Mr. Kneen for any closing comments.

Quintin Kneen - GulfMark Offshore - President & CEO

Thank you all very much. Thank you for your interest in GulfMark Offshore and we look forward to updating you again in February. Goodbye.

Operator

The conference has now concluded. We thank you for attending today's presentation. You may now disconnect.

Disclaimer

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2013 Thomson Reuters. All Rights Reserved.